MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding (“MOU”) is entered by and between ACI NV, Inc., a Nevada company with a business address of _______ and Sedo Cresco, LLC., a Texas company with a business address of 2825 Wilcrest; whereas ACI has expertise in growing, cultivating, and branding cannabis; whereas Sedo desires to invest in legal cannabis business, and whereas ACI desires to collaborate with Sedo in establishing and running a legal cannabis operation, and the Parties wish to memorialize in this MOU their preliminary understanding of the principal terms of the Transactions as described below. Sedo agrees to pay a non-refundable five thousand dollars ($5,000) to ACI contemporaneous with execution of this MOU to immediately start preparing meeting its obligations under this MOU. The $5000 will be credited against monies owed to Aquarius in the first distribution of compensations under this MOU and/or any future agreements.

NOW THEREFORE THE PARTIES SET FORTH THEIR PRELIMINARY UNDERSTANDING AS FOLLOWS:

ARTICLE I
ACI’S OBLIGATIONS

1.0           ACI obligations under this MOU include:

(a)            Locate a property suitable for legal cannabis cultivation operation;
(b)           Advise Sedo on the proper corporate setup structure for cannabis growing companies, including the use of an Agricultural Cooperative;
(c)            Setup Sedo as a member of a collective that will designate plant protection for Sedo’s cultivation operation;
(d)           Determine and coordinate access to the proper cannabis genetics suitable for the legal cannabis cultivation operation;
(e)            Create a working financial revenue model for the legal cannabis cultivation operation;
(f)            Advise Sedo on proper and necessary operational requirements for the legal cannabis cultivation operation;
(g)           Advise Sedo on selection of qualified independent contractors or employees for its legal cannabis cultivation operation;
(h)           Train and educate independent contractors or employees of Sedo’s legal cannabis cultivation operation on proper ways to grow cannabis; ~~this includes but is not limited to written operations manuals and guidelines as well as regular on site visits from Aquarius~~;
(i)             Provide means to remotely monitor growth of cannabis plants;
(j)             Provide guidance and oversight to independent contractors or employees of the legal cannabis cultivation companies;
(k)            Provide guidance and oversight on harvesting and curing cannabis to independent contractors or employees of the legal cannabis companies; and
(l)             Coordinate operational details with Sedo.

ARTICLE II
SEDO’S OBLIGATIONS

2.             Sedo’s obligations under this MOU include:

(a)           Purchase and maintain the property as identified above;
(b)           Finance the operation of the legal cannabis businesses;
(c)            Incorporate legal entities for the cannabis companies;
(d)           Manage the finance and cash flow of the cannabis businesses;
(e)           Ensure financial solvency of the cannabis businesses;
(f)            Payment of all financial obligations of the cannabis companies to various vendors.

ARTICLE III
DISTRIBUTION OF COMPENSATIONS

3.            The parties agree that the distribution of compensation is as follows:

(a)	ACI would be paid thirty five (35) percent of net revenue from the operation of the cannabis companies after Sedo pays mutually agreed, line-item expenses; and
(b)	Sedo would be paid sixty five (65) percent of net revenue from the operation of the cannabis companies after Sedo pays mutually agreed, line-item expenses.

ARTICLE IV
ACTIONS TO BE TAKEN AFTER EXECUTION OF THIS MOU

4.            The parties agree to take the following steps after execution of this MOU:

(a)	Incorporate and all necessary legal entities pursuant to this MOU;
(b)	Draft and finalize a trademark licensing contracts between ACI and the cannabis companies;
(c)	Draft and finalize a consulting/service contract(s) between ACI and the cannabis companies;
(d)	Draft and finalize a rental contract between Sedo and the cannabis companies;
(e)	Draft and finalize operational financing contract between Sedo and the legal cannabis companies; and
(f)	Take all necessary steps under this MOU to start and operate the legal cannabis companies.

ARTICLE V
COMPLIANCE

5.            The Parties at all times must follow and comply with all applicable regulations, California Health and Safety Code, and other applicable codes, including:
(a)
Ensuring that all growers, owners, managers, or employees of any of the cannabis companies are lawful medical patients and members of an unincorporated association of medical marijuana patients, known in California as a “collective”;

(b)	Ensuring that all cannabis companies are officially designated by the manager of the collective to fulfill various determined business roles ;
(c)	Ensuring that any collectives comply with all applicable state laws; and
(d)	Ensuring that any retail storefronts, which are part of the collective, comply with all applicable state laws.

ARTICLE VI
NOTICES

6.0          Notices. Any notices required to be given under this Agreement by either party to the other may be effected by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Either party may change the address by giving written notice in accordance with this paragraph. Mailed noticed must be addressed to the parties at the addresses appearing below:

This Agreement will be governed by and construed in accordance with the laws of the State of California.

Executed at __________________, California, on this, the 30 day April 2015.